Exhibit 99.1

Anworth Mortgage Asset Corporation

Asset Acquisition Policy

As Amended by the Board of Directors on June 18, 2015

Our Asset Acquisition Policy provides guidelines for acquiring investments and contemplates that we will acquire a portfolio of investments that can be grouped into specific categories.  Each category and our respective investment guidelines are as follows:

Category I — At least 60% of our total assets will generally be high-quality MBS, unsecuritized prime residential mortgage loans and short-term investments.  MBS in this category will be rated within one of the three highest rating categories (A-rated or better) by at least one nationally recognized statistical rating organization or, if not rated, will be obligations guaranteed by a GSE, such as Fannie Mae or Freddie Mac.  Also included in Category I are the portion of mortgage loans that have been deposited into a trust and have received a rating within one of the three highest rating categories by at least one nationally recognized statistical rating organization.

Category II — At least 90% of our total assets will generally consist of Category I investments plus other mortgage-related assets.  Included in this category are mortgage securities not rated within one of the three highest rating categories by at least one nationally recognized statistical rating organization, mortgage derivative securities, mortgage servicing rights, unsecuritized non-prime residential mortgage loans, shares of other REITs or mortgage-related companies and the portion of real estate mortgage loans that have been deposited into a trust and have not received a rating within one of the three highest rating categories by at least one nationally recognized statistical rating organization.

Category III — Assets not meeting any of the above criteria will be less than 10% of our total assets.  Included in this category is the ownership of real estate.